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                                                                   Exhibit 10.39

                English Summary of Lease signed on April 23, 2002
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          between KASA GbR/Atricom GmbH and Mercator International GmbH
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                          (original lease is in German)


ss.1. Subject of Lease: Lyoner Strasse 15, 60528 Frankfurt/Main, for a total of 715.43 square meters, plus 13 parking spaces.

ss.2.    Purpose of Lease Space is office space.
         Subleasing to third parties requires prior written consent of Lessor.

ss.3. Lease period: Starts on June 16, 2002 and expires June 30, 2007. Lessee has the option to renew the lease for a 5 year period, such option to be lifted at least 12 months prior to the expiration of the current lease. Lessee has an option for an additional lease of 249.43 square meters, such option to expire on August 1, 2005.

ss.4. Termination of Lease by Lessor prior to expiration date: in the event of "major cause" (such as regular late payments by Lessee, unauthorized sublease by Lessee, etc.)

ss.5.    Lease Rate and Related Costs: basic monthly lease rate is Euro 15,
         930.54 (automatically increased on January 1 of each year in accordance with consumer price index).

         Related costs (such as cleaning, doormen, insurance, etc.), borne proportionally by all lessees, are Euro 3,476.99 per month. Applicable taxes on lease rate and related costs (16%) are Euro 3,105.20 per month.

         Total monthly obligation is Euro 22,512.73.

ss.6.    Guaranty: Lessee provides a bank guaranty of Euro 67,538.

ss.7-14. Various (non-material) provisions including maintenance and report obligations, changes to the space by Lessee, return of the space at termination, affixation of company name and logo on the building, insurance, and boiler plate provisions.

ss.15.   The courts of Frankfurt/Main have jurisdiction over this lease.